Exhibit 99.1

Dream Finders Appoints Rick Beckwitt as Co-Chairman of its Board of Directors
Jacksonville, Fla. – July 14, 2026 — Dream Finders Homes, Inc. (the “Company,” “Dream Finders” or “DFH”) (NYSE: DFH), announced today the appointment of Rick Beckwitt to the Company’s Board of Directors (the “Board of Directors” or “Board”). Mr. Beckwitt joins as Co-Chairman of the Board alongside the Company’s Founder, Chief Executive Officer and now Co-Chairman, Patrick Zalupski, to share Board leadership responsibilities.
Mr. Beckwitt is a seasoned executive with decades of experience leading, operating and managing two of the largest public homebuilding companies in the U.S. Most recently, he served as Co-Chief Executive Officer and Co-President of Lennar Corporation (NYSE: LEN) before retiring in 2023. During his tenure at Lennar, Mr. Beckwitt held numerous executive leadership positions, including Executive Vice President, President and Chief Executive Officer. Prior to joining Lennar in 2006, Mr. Beckwitt served in various executive and operating roles at D.R. Horton, Inc. (NYSE: DHI), including President, where he helped lead the company through a period of significant growth and strategic acquisitions. Earlier in his career, he worked in corporate finance and mergers and acquisitions at Lehman Brothers and later founded EVP Capital, L.P., a venture capital and real estate advisory firm. Mr. Beckwitt currently serves on the boards of Eagle Materials Inc. (NYSE: EXP), Ferguson Enterprises Inc. (NYSE: FERG) and Weyerhaeuser Company (NYSE: WY), bringing extensive public company governance experience, in addition to his expertise in residential construction, real estate, capital allocation, M&A and corporate strategy to Dream Finders’ Board. Mr. Beckwitt graduated with honors from Claremont McKenna College.
Patrick Zalupski, Founder, Chief Executive Officer and Co-Chairman of Dream Finders, commented, “We are excited to welcome Rick as my Co-Chairman of Dream Finders’ Board of Directors. Rick’s exceptional homebuilding leadership and strategic operating experience further strengthens our Board as we continue executing our long-term growth strategy. His experience, leadership and perspectives will be tremendous assets to Dream Finders and our shareholders.”
Mr. Beckwitt added, “I am pleased to join the Board of Dream Finders Homes. I have admired the Company’s asset-light business model, disciplined approach to growth and entrepreneurial culture. I welcome the opportunity to bring my industry experience to help guide the Company as it builds on its strong foundation and executes its next chapter of growth.”
About Dream Finders Homes, Inc.
Dream Finders Homes (NYSE: DFH), headquartered in Jacksonville, Florida, was recognized as the 2025 National Builder of the Year by Builder magazine. Dream Finders Homes builds single-family homes throughout the Southeast, Mid-Atlantic and Midwest, including Florida, Texas, Tennessee, North Carolina, South Carolina, Georgia, Colorado, Arizona, and the Washington, D.C. metropolitan area, which comprises Washington D.C., Northern Virginia and Maryland. As the Official Home Builder of the PGA TOUR, the Jacksonville Jaguars and the Tampa Bay Rays, Dream Finders Homes is deeply committed to excellence beyond homebuilding and into the communities it serves. Through its wholly owned subsidiaries, DFH also provides mortgage financing as well as title agency and underwriting services to homebuyers. Dream Finders Homes achieves its growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.
Contacts:
Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com